EXHIBIT 10.1

THE NORTHERN TRUST COMPANY
TO
GLOBAL WATER RESOURCES, INC.
$10,000,000 Secured Revolving Credit Facility
_______________
LOAN AGREEMENT
_______________
Loan #3801730166-40001

Dated as of April 30, 2020

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SECTION 6.	POST-CLOSING ADVANCES; PREPAYMENTS; COMMITMENT	13	13
Section 6.1	Advances	13	13
Section 6.2	Prepayment; Change in Control	13	14
Section 6.3	Asset Dispositions	14	14
SECTION 7.	AFFIRMATIVE COVENANTS	14	14
Section 7.1	Laws	14	15
Section 7.2	Insurance	14	15
Section 7.3	Maintenance of Properties	14	15
Section 7.4	Taxes and Claims	15	15
Section 7.5	Corporate Existence	15	16
Section 7.6	Books and Records	15	16
Section 7.7	Subsidiary Guarantors	15	16
Section 7.8	Collateral	16	17
SECTION 8.	NEGATIVE COVENANTS	17	17
Section 8.1	Transactions with Affiliates	17	17
Section 8.2	Merger; Consolidation	17	18
Section 8.3	Business	18	18
Section 8.4	Anti-Terrorism Law	18	18
Section 8.5	Limitation on Liens	18	19
Section 8.6	Debt Service Coverage Ratio	20	21
Section 8.7	Priority Debt	21	22
Section 8.8	Transfer of Assets	21	22
Section 8.9	Restricted Payments	21	23
Section 8.10	Restrictive Agreements	22	23
SECTION 9.	EVENTS OF DEFAULT	22	23
SECTION 10.	REMEDIES ON DEFAULT	24	25
Section 10.1	Acceleration; Commitment	24	25
Section 10.2	Other Remedies	25	26
Section 10.3	Rescission	25	26
Section 10.4	Waivers; Election of Remedies; Expenses	25	26
SECTION 11.	TRANSACTION EXPENSES	25	26
SECTION 12.	SURVIVAL; INTEGRATION	26	27
SECTION 13.	AMENDMENT; WAIVER	26	27
Section 13.1	Amendments	26	27
Section 13.2	Solicitation of Bank	26	27
Section 13.3	Binding Effect	26	27
SECTION 14.	NOTICES	26	27
SECTION 15.	REPRODUCTION	26	28
SECTION 16.	CONFIDENTIAL INFORMATION	27	28
SECTION 17.	MISCELLANEOUS	28	29
Section 17.1	Successors and Assigns	28	29

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Section 17.2	Accounting Terms	28	29
Section 17.3	Severability	28	30
Section 17.4	Construction	28	30
Section 17.5	Counterparts	29	30
Section 17.6	Law	29	30
Section 17.7	Jurisdiction and Process; Jury Trial	29	30
Section 17.8	Collateral Account	29	31
Section 17.9	No Punitive Damages	29	31
Section 17.10	Telephonic Instructions; Authorization to Record Phone Calls		31

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SCHEDULE A — Defined Terms
SCHEDULE 1 — Form of Revolver Note
SCHEDULE 3.4 — Matters Covered in Opinion of Counsel
SCHEDULE 3.7 — Corporate Structure
SCHEDULE 4.3 — Disclosure Documents
SCHEDULE 4.4 — Subsidiaries; Affiliates
SCHEDULE 4.4(D) — Restrictive Agreements
SCHEDULE 4.5 — Financial Statements
SCHEDULE 4.14(A) — Existing Indebtedness
SCHEDULE 4.14(B) — Future Liens
SCHEDULE 4.14(C) — Debt Restrictions
SCHEDULE 8.5 — Existing Liens

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GLOBAL WATER RESOURCES, INC.
Attn: Michael J. Liebman
Chief Financial Officer
21410 North 19th Avenue, Suite 220
Phoenix, Arizona 85027-2738
E-Mail—mike.liebman@gwresources.com
$10,000,000 Secured Revolving Credit Facility

THE NORTHERN TRUST COMPANY   Execution Date: April 30, 2020
2398 East Camelback Road, Suite 1100
Phoenix, Arizona 85016
E-mail – oc22@ntrs.com
Fax - 602-468-2650
Attn: Orlando Castaneda
        Vice President
Ladies and Gentlemen:
Global Water Resources, Inc., a Delaware corporation (with any successor pursuant to Section 8.2 the “Company”), agrees with The Northern Trust Company, an Illinois banking corporation (the “Bank” and with the Company the “Parties”), as follows:
SECTION 1.REVOLVER. The Bank will provide the Company during the Availability Period a revolving credit facility in the maximum principal amount of $10,000,000.00 (the “Revolver”), which will be primarily evidenced by and payable pursuant to this Agreement and a Multiple Advance Note executed by the Company and payable to the order of the Bank in the form of Schedule 1 (the “Revolver Note”). References to a “Schedule” are to a schedule attached hereto, and to a “Section” are to a Section hereof, in either case unless otherwise specified. Some capitalized terms used in this Agreement are defined in Schedule A.
SECTION 2.CLOSING. The execution and delivery of the initial Revolver Documents will occur as of the above date (the “Execution Date”) at the offices of Snell & Wilmer L.L.P., Suite 1900, One Arizona Center, Phoenix, Arizona 85004, at a closing (the “Closing”) on the Execution Date or such later Business Day as may be approved by the Parties. At the Closing the Company will execute and deliver to the Bank the Revolver Note and the Bank will make or credit advance(s) from the Revolver: (a) to pay any initial Closing Costs not paid by the Company pursuant to Section 3.6; and (b) in such amount then available from the Commitment as has been requested by the Company by credit to an account designated by the Company and maintained with the Bank. If at the Closing the Company fails to tender the Revolver Note or any condition specified in Section 3 is not fulfilled to the Bank’s Good Faith satisfaction, the Bank may elect to be relieved of all further obligations under this Agreement.

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SECTION 3.CLOSING CONDITIONS. The Bank’s providing of the Commitment and obligation to advance any proceeds of the Revolver are subject to the fulfillment, prior to or at the Closing, of the following conditions:
Section 3.1Representations and Warranties. All representations and warranties of any of Obligors in this Agreement or either of the initial Subsidiary Guaranties shall be correct at the Closing.
Section 3.2Performance; Default. Each Obligor shall have performed and complied with all agreements and conditions in the Revolver Documents required to be performed or complied with by it prior to or at the Closing. From the Execution Date to and until the Closing, before and immediately after giving effect to the issuance of the Revolver Note, no uncured Default or Event of Default shall exist. Neither the Company nor any Subsidiary shall have entered into any transaction since December 31, 2019, that would have (absent a received consent or approval) been prohibited by Section 8 had Section 8 applied since such date.
Section 3.3Officer’s Certificate. The Company shall have delivered to the Bank an Officer’s Certificate, dated as of the Closing, certifying: (a) that the conditions specified in Sections 3.1, 3.2 and 3.7 have been fulfilled; and (b) as to the (i) resolutions attached thereto and other corporate and company proceedings relating to the authorization, execution and delivery of the Revolver Documents, and (ii) Company Group’s organizational documents then in effect.
Section 3.4Opinion of Counsel. The Bank shall have received an opinion in form and substance satisfactory to the Bank, dated as of the Closing from Squire Patton Boggs (US) LLP, counsel for the Company, covering the matters in Schedule 3.4 and such other matters incident to the Revolver and Revolver Documents as the Bank may request in Good Faith, and the Company instructs its counsel to deliver such opinion to the Bank.
Section 3.5Law. At the Closing the Bank’s acquisition of the Revolver Note and providing of the Revolver pursuant to this Agreement will: (a) be permitted by the Laws of each jurisdiction to which the Bank is subject, without recourse to provisions permitting limited investments by banks without restriction as to the character of the particular investment or collateral; (b) not violate any applicable Law (including Regulation U of the Federal Reserve System); and (c) not subject the Bank to any tax, penalty or liability under or pursuant to any applicable Law which is not in effect on the Execution Date.
Section 3.6Closing Costs. The Company shall have paid (or the Bank shall advance from the Revolver) on or before the Closing the Closing Costs, including the reasonable fees and disbursements of the Bank’s counsel to the extent reflected in a statement rendered to the Company at least one Business Day prior to the Closing.
Section 3.7Structure. Except as otherwise disclosed by Schedule 3.7, none of the Company Group shall have changed its name, form or jurisdiction of organization, or been a party to any merger or consolidation, or disposed of any substantial part of its assets, or succeeded to any substantial part of the assets or liabilities of any other Person, at any time following the date of the most recent financial statements referred to in Schedule 4.5.

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Section3.8Security Documents. Each of the Security Documents (including a Collateral Agency Agreement) shall: (a) at Closing be in form and substance satisfactory to the Bank; (b) have been fully executed and delivered by each named signatory thereto; (c) be in full force and effect with all conditions precedent satisfied; and (d) have been filed, registered or published in any jurisdictions (or other actions taken) necessary to perfect any Liens thereof.
Section3.9Subsidiary Guaranties. Global Water and West Maricopa shall each have executed and delivered a Subsidiary Guaranty and both such Subsidiary Guaranties shall be in full force and effect.
Section 3.10Proceedings and Documents. All corporate, company and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to the Bank, and the Bank shall have received all such counterpart originals or certified or other copies of such documents as the Bank may require in Good Faith.
Section 4.10REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Bank that:
Section 4.1Organization; Authority. The Company is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and is duly qualified as a foreign corporation and in good standing in each other jurisdiction in which qualification is required by Law, other than any jurisdictions as to which the failure to be so qualified or in good standing could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or lease the Properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Revolver Note and the Collateral Agency Agreement and to perform the provisions thereof.
Section 4.2Authorization. This Agreement, the Revolver Note, the Security Agreement to be executed by the Company and the Collateral Agency Agreement have been duly authorized by all necessary action on the part of the Company, and constitute the legal, valid and binding Obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by: (a) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, arrangement or similar Laws affecting the enforcement of creditors’ rights generally; and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
Section 4.3Disclosure. This Agreement, the financial statements listed in Schedule 4.5 and any other documents, certificates and writings delivered to the Bank by or on behalf of the Company prior to the Closing in connection with the Revolver and identified in Schedule 4.3 (collectively “Disclosure Documents”), taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make any statements therein not misleading in light of the circumstances under which they were made. Except as may be disclosed in the Disclosure Documents, since December 31, 2019, there has been no change in the financial condition, operations, business, properties or prospects of the Company Group that

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could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that is not described herein or in the Disclosure Documents.
Section 4.4Subsidiaries; Affiliates.
(a)Schedule 4.4 contains (except as may be noted therein) complete lists of the: (i) Subsidiaries, showing as to each its name, jurisdiction of organization, and percentage of Equity Interests outstanding owned directly or indirectly by the Company Group; (ii) Company’s other Affiliates, if any; and (iii) Company directors and senior officers.
(b)All outstanding shares of capital stock, membership interests or other Equity Interests of each Subsidiary shown in Schedule 4.4 as being owned by the Company Group have been validly issued, are fully paid and non-assessable and are owned by the Company or a Subsidiary free and clear of any Lien prohibited by Section 8.5.
(c)Each Subsidiary is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by Law, other than jurisdictions as to which the failure to be so qualified or in good standing could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate, company or other similar power and authority to own or lease the Properties it purports to own or lease and to transact the business it transacts and proposes to transact.
(d)No Subsidiary is subject to any legal, contractual or other restriction (other than this Agreement, the Note Purchase Agreement and the agreements listed on Schedule 4.4(D) and customary limitations imposed by corporate Law or similar statutes) restricting the ability of such Subsidiary to pay dividends or make similar distributions of profits to any of the Company Group that owns outstanding Equity Interests of such Subsidiary.
Section 4.5Financial Statements; Liabilities. The Company has delivered to the Bank copies of the financial statements listed on Schedule 4.5. All such statements (including any related schedules and notes) fairly present in all material respects the consolidated financial position of the Company Group as of the respective dates specified and the consolidated results of their operations and cash flows for the respective periods specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in any notes thereto (subject in the case of interim statements to normal year-end adjustments and the absence of footnotes). The Company Group does not have any Material liabilities not disclosed in the Disclosure Documents.
Section 4.6Laws; Other Instruments. The execution, delivery and performance by the Company of this Agreement the Revolver Note, a Security Agreement and the Collateral Agency Agreement will not: (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any Property of the Company Group under, any (i) indenture, mortgage, deed of trust, loan, purchase or credit agreement, or lease, or

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(ii) corporate or company charter or by-laws, shareholder or operating agreement, or similar organizational agreement or instrument, in each case of this clause (a) to or by which the Company or any Subsidiary or any of their Properties are bound or affected; (b) conflict with or result in a breach of any order, judgment, decree or ruling of any arbitrator or Governmental Authority to which any of the Company Group is subject; or (c) violate any Law applicable to any of the Company Group.
Section 4.7Governmental Authorizations. Except for any consents, approvals, authorizations, registrations, filings or declarations that will have been obtained or made at or prior to Closing, no consent, approval or authorization of, or registration, filing or declaration with, the Arizona Corporation Commission or any other Governmental Authority is required in connection with the execution, delivery or performance by the Company or any Subsidiary Guarantor of this Agreement, any Security Document, the Revolver Note, or any Subsidiary Guaranty.
Section 4.8Litigation.
(a)There are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Company, threatened against or affecting any of the Company Group or any Property of any of the Company Group in any court or before any arbitrator or before or by any Governmental Authority that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)Neither the Company nor any Subsidiary is in: (i) default under any agreement or instrument to which it is a party or by which it is bound; (ii) violation of any order, judgment, decree or ruling of any arbitrator or Governmental Authority to which any of the Company Group is subject; or (iii) violation of any applicable Law of any Governmental Authority (including any Environmental Law or Law referred to in Section 4.15), which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 4.9Taxes. The Company and its Subsidiaries have filed all tax returns required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied on them or their Properties, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments: (a) the amount of which, individually or in the aggregate, is not Material; or (b) the amount, applicability or validity of which is being contested in Good Faith by appropriate proceedings and with respect to which the Company Group has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company Group in respect of U.S. federal, state or other taxes for all fiscal periods are adequate. The U.S. federal income tax liabilities of the Company Group have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all Fiscal Years up to and including the Fiscal Year ended December 31, 2019.

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Section 4.10Property; Leases. The Company and its Subsidiaries have good and sufficient title to their respective owned Properties that individually or in the aggregate are Material, including all such Properties reflected in the most recent audited balance sheet referred to in Section 4.5 or purported to have been acquired by the Company Group after the date thereof (except as disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by Section 8.5. All leases that individually or in the aggregate are Material are valid, subsisting and are in full force and effect in all material respects.
Section 4.11Licenses; Permits.
(a)The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.
(b)To the best knowledge of the Company, no product or service of the Company or any Subsidiary infringes in any Material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.
(c)To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any Subsidiary with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by any of the Company Group.
Section 4.12ERISA.
(a)The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable Laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights or Properties of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal Law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.
(b)Neither the Company nor any ERISA Affiliate has ever maintained or contributed to a Plan subject to Title IV of ERISA.

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(c)The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.
(d)The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended Fiscal Year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company Group is not Material.
(e)The execution and delivery of this Agreement and the issuance of the Revolver Note will not involve any transaction subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.
Section 4.13Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the Revolver only to refinance existing indebtedness, acquire assets to use in and/or expand its Water Business and for general corporate purposes. No such proceeds will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Federal Reserve System (12 CFR 221), buying, carrying or trading in any Securities under circumstances as to involve the Company in a violation of Regulation X of the Federal Reserve System (12 CFR 224), or to involve any broker or dealer in a violation of Regulation T of the Federal Reserve System (12 CFR 220). Margin stock does not constitute more than 5.00% of the value of the Consolidated Assets, and the Company Group has no present intention that margin stock will constitute more than 5.00% of the value of the Consolidated Assets. In this Section 4.13, “margin stock” and “purpose of buying or carrying” have the meanings assigned in Regulation U.
Section 4.14Existing Indebtedness; Future Liens.
(a)Schedule 4.14(A) sets forth a list of all outstanding Indebtedness for borrowed money of the Company Group at December 31, 2019, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of such Indebtedness. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any Indebtedness for borrowed money of the Company or such Subsidiary, and no event or condition exists with respect to any Indebtedness for borrowed money of the Company or any Subsidiary that would permit (or with notice or the lapse of time or both would permit) one or more Persons to cause such Indebtedness for borrowed money to be payable before its stated maturity or regularly scheduled dates of payment.
(b)Except as disclosed in Schedule 4.14(B), neither the Company nor any Subsidiary has agreed or consented to cause or permit any of its Property, now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (on the happening of a contingency or otherwise) any of its Property, now owned or

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hereafter acquired, to be subject to a Lien that secures Indebtedness prohibited by this Agreement.
(c)Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision in, any instrument evidencing Indebtedness for borrowed money, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as disclosed in Schedule 4.14(C).
Section 4.15Corrupt Practices.
(a)Neither the Company nor any Controlled Entity is: (i) a Prohibited Person; (ii) an agent, department or instrumentality of, or otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly (x) any Prohibited Person, or (y) any Person, entity, organization, foreign country or regime subject to any OFAC Sanctions Program; or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including the Trading with the Enemy Act, International Emergency Economic Powers Act, Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar Law with respect to Iran or any other country, Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (“U.S. Economic Sanctions”) (each Prohibited Person and other Person, entity, organization and government of a country described in clauses (i), (ii) or (iii) or a Canada Blocked Person, a “Blocked Person”). Neither the Company nor any Controlled Entity has been notified that its name appears or may in the future appear on a state or provincial list of Persons that engage in investment or other commercial activities in any country subject to U.S. Economic Sanctions or sanctions under Canadian Economic Sanctions Laws.
(b)No proceeds of the Revolver constitute or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly: (i) in connection with any investment in, or any transaction or dealing with, any Blocked Person; or (ii) otherwise in violation of U.S. Economic Sanctions or sanctions under Canadian Economic Sanctions Laws.
(c)Neither the Company nor any Controlled Entity: (i) has been found in violation of, charged with or convicted of money laundering, drug trafficking, terrorist related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), Executive Order No. 13224, the USA PATRIOT Act or any other United States or Canadian law or regulation governing such activities (“Anti-Terrorism Laws”), or any U.S. Economic Sanctions violations or violations of Canadian Economic Sanctions Laws; (ii) to the Company’s actual knowledge after due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Terrorism Laws or U.S. Economic Sanctions violations or violations of Canadian Economic Sanctions Laws; (iii) has been assessed civil penalties under any Anti-Terrorism Laws or U.S. Economic Sanctions or violations of Canadian Economic Sanctions

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Laws; or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Law. The Company has established procedures and controls it reasonably believes are adequate (and otherwise comply with applicable Law) to ensure the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Terrorism Laws and U.S. Economic Sanctions or Canadian Economic Sanctions Laws.
(d)Neither the Company nor any Controlled Entity: (i) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable Law in a U.S. or any non-U.S. country or jurisdiction, including the U.S. Foreign Corrupt Practices Act and U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”); (ii) to the Company’s actual knowledge after due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Corruption Laws; (iii) has been assessed civil or criminal penalties under any Anti-Corruption Laws; or (iv) has been or is the target of sanctions imposed by the United Nations or European Union;
(e)To the Company’s actual knowledge after due inquiry, neither the Company nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or commercial counterparty for the purposes of: (x) influencing any act, decision or failure to act by such Governmental Official in his or her official capacity or for such commercial counterparty; (y) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty; or (z) inducing a Governmental Official or commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any Law or which would cause any holder to be in violation of any Law applicable to such holder; and
(f)No part of the proceeds of the Revolver will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage. The Company has established procedures and controls it reasonably believes are adequate (and otherwise comply with Law) to ensure the Company and each Controlled Entity is and will be in compliance with all current and future Anti-Corruption Laws.
Section 4.16Status under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, Public Utility Holding Company Act of 2005, ICC Termination Act of 1995 or Federal Power Act, all as amended.
Section 4.17Environmental Matters.
(a)Neither the Company nor any Subsidiary has knowledge or has received notice of any claim and no proceeding has been instituted asserting any claim against the Company or any of its Subsidiaries or any of their Properties now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

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(b)Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to Properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(c)Neither the Company nor any Subsidiary has stored any Hazardous Materials on Properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(d)Neither the Company nor any Subsidiary has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(e)All buildings on real property now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 4.18Collateral. The Security Documents are effective to grant to the Collateral Agent for the ratable benefit of the Secured Parties legal, valid and enforceable first priority Liens on all Collateral. As of the Closing: (a) the security interests in the Collateral granted to the Collateral Agent (for the benefit of the Secured Parties) pursuant to the Security Documents will constitute, as to all such Collateral, legal, valid and enforceable security interests and Liens under the UCC of the states of Delaware (with respect to the Company and Global Water) and Arizona (with respect to West Maricopa), subject to no other Lien; and (b) all actions as are required pursuant to the Security Documents or applicable Law will have been taken to establish and perfect the Collateral Agent’s rights in and to, and the first priority of its Liens and security interests on all of the Collateral to secure the Obligation and Notes, including any recording, filing, registration, possession, control, delivery to the Collateral Agent, giving of notice or similar action.
Section 5.COMPANY INFORMATION.
Section 5.1Financial and Business. The Company shall deliver to the Bank:
(a)Quarterly Statements — Within 60 days (or such earlier date by which such statements are required, filed or delivered under the Note Purchase Agreement or SEC requirement) after the end of each Fiscal Quarter ending on or after December 31, 2019 (other than the last Fiscal Quarter of each Fiscal Year): (i) a consolidated balance sheet of the Company Group as at the end of such Fiscal Quarter, and (ii) consolidated statements of income and cash flows of the Company Group for such Fiscal Quarter and (in the case of the second and third Fiscal Quarters of any Fiscal Year) for the portion of the Fiscal Year then ended; setting forth in comparative form the figures for the corresponding periods in the previous Fiscal Year,

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all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all Material respects, the financial position of the Company Group and its results of operations and cash flows, subject to changes resulting from year-end adjustments and the absence of footnotes;
(b)Annual Statements — Within 120 days (or such earlier date by which such statements are required, filed or delivered under the Note Purchase Agreement or SEC requirement) after the end of the 2019 and each subsequent Fiscal Year: (i) a consolidated balance sheet of the Company Group as at the end of such Fiscal Year, and (ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company Group for such Fiscal Year, setting forth in comparative form the figures for the previous Fiscal Year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the Company Group and its results of operations and cash flows and have been prepared in conformity with GAAP, that the examination of such accountants in connection with such statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;
(c)Default or Event of Default — Promptly, and in any event within five Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given notice or taken action with respect to a claimed default hereunder or that any Person has given notice or taken action with respect to a claimed default of the type referred to in Section 9(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;
(d)ERISA — Promptly, and in any event within five Business Days after a Responsible Officer becoming aware of any of the following, notice setting forth the nature thereof and the action, if any, the Company or an ERISA Affiliate proposes to take with respect thereto: (i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or (iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

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(e)Governmental Authority — Promptly, and in any event within 30 days of receipt thereof, copies of any written notice to the Company or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and
(f)Requested Information — With reasonable promptness, such other information (which may include tax returns) relating to the business, operations, affairs, financial condition or Properties of the Company Group or its ability to perform its Obligations as from time to time may be reasonably requested by the Bank.
Section 5.2Officer’s Certificate. Each financial statement delivered to the Bank pursuant to Section 5.1(a) or 5.1(b) shall be accompanied by a certificate of a Senior Financial Officer:
(a)Covenant Compliance — Setting forth the information from such financial statements that is required in order to establish whether the Company was in compliance with the requirements of Sections 8.5(m), 8.6, 8.7 and 8.8(g) during the quarterly or annual period covered by the statements then being furnished (including with respect to each provision that involves mathematical calculations the information from such statements that is required to perform such calculations), and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under such Section, and of the amount, ratio or percentage then in existence. If the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 17.2) as to the period covered by any such statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election; and
(b)Event of Default — Certifying such Senior Financial Officer has reviewed the terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company Group from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and such review has not disclosed the existence during such period of any Default or Event of Default or, if any such Default or Event of Default existed or exists (including any resulting from the failure to comply with any Environmental Law), specifying its nature and period of existence and what action the Company has taken or proposes to take with respect thereto.
Section 5.3Visitation. The Company shall permit representatives of the Bank:
(a)No Default — If no Default or Event of Default then exists, at the expense of the Bank and with prior notice to the Company, to visit the principal executive office of the Company during normal business hours, discuss the affairs, and finances of the Company Group with the Company’s officers, and (with the consent of the Company which shall not be unreasonably withheld or delayed) with its independent public accountants (with the understanding only one discussion with those accountants each Fiscal Year will be permitted pursuant to this Section 5.3(a)), and (with the consent of the Company which shall not be

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unreasonably withheld or delayed) to visit the other offices and Properties of the Company Group as often as may be reasonably requested; and
(b)Default — If a Default or Event of Default exists, at the expense of the Company to visit and inspect any offices or Properties of the Company Group to examine its records, reports and other papers, make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company Group), all at such times and as often as may be requested.
Section 5.4Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to any of Sections 5.1(a), (b) or (c) and Section 5.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:
i.such financial statements satisfying the requirements of Section 5.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 5.2 are delivered to the Bank by e-mail; or
ii.the Company shall have timely filed Form 10–Q or Form 10–K, satisfying the requirements of Section 5.1(a) or Section 5.1(b), as the case may be, with the SEC on EDGAR and shall have made such form and the related Officer’s Certificate satisfying the requirements of Section 5.2 available on its home page on the internet, which on the Execution Date is located at http://www.gwresources.com as of the date required in such Section 5.1(a) or Section 5.1(b), as the case may be.
provided however, that in the case of clause (ii), the Company shall have given the Bank prior notice, which may be by e-mail or in accordance with Section 14, of such posting or filing in connection with each delivery, provided further, that upon request of the Bank to receive paper copies of such forms, financial statements and Officer’s Certificates or to receive them by e-mail, the Company will promptly e-mail them or deliver such paper copies, as the case may be, to the Bank.
Section 6.POST-CLOSING ADVANCES; PREPAYMENTS; COMMITMENT.
Section 6.1Advances. Advances from the Revolver after the Closing and during the Availability Period will be available upon written request of a Senior Financial Officer (or other individual who has been authorized to do so by the president or the chief financial officer of the Company by written authorization delivered to the Bank and not thereafter revoked by a Senior Financial Officer). Unless otherwise agreed by the Parties, advances will be credited to a deposit account maintained by the Company with the Bank. The Bank may, but will not be obligated to, honor any request for an advance from the Revolver: (a) while an uncured Default or Event of Default exists; or (b) which would cause the outstanding unpaid principal balance of the Revolver from time to time (the “OPB”) to exceed the then effective Commitment. All advances

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from the Revolver will be evidenced by and payable pursuant to the Revolver Note and this Agreement, guaranteed by the Subsidiary Guaranties and secured by the Security Documents.
Section 6.2Prepayment; Change in Control.
(a)Notice. The Company shall, within five Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control, give notice of such Change in Control to the Bank. Such notice shall contain and constitute an offer to prepay the Obligation and simultaneously terminate the Commitment and be accompanied by the certificate described in Section 6.2(e).
(b)Offer to Prepay. The offer contemplated by Section 6.2(a) shall be an offer to prepay, in accordance with this Section 6.2, all but not less than all of the Obligation and terminate the Commitment on a date specified in such offer (the “Proposed Prepayment Date”) which shall be a Business Day not fewer than ten Business Days or more than 45 days after the Change in Control.
(c)Acceptance/Rejection. The Bank may accept or reject the offer made pursuant to this Section 6.2 by notice to the Company not later than ten Business Days after receipt of the offer. Failure by the Bank to respond to an offer made pursuant to this Section 6.2 will constitute an acceptance of such offer.
(d)Prepayment. Prepayment of the Revolver pursuant to this Section 6.2 shall be at 100% of the OPB, with interest accrued to the date of prepayment and any unreimbursed transaction expenses. The prepayment shall be made on the Proposed Prepayment Date.
(e)Officer’s Certificate. Each offer pursuant to this Section 6.2 shall be accompanied by a certificate executed by a Senior Financial Officer and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 6.2; (iii) the principal amount offered to be prepaid; (iv) the interest that would accrue on the Proposed Prepayment Date; (v) that the conditions of this Section 6.2 required to be performed as of the date thereof have been performed or fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.
Section 6.Asset Dispositions. If the Company elects to make a Debt Prepayment Application described in and pursuant to the Note Purchase Agreement, then within ten Business Days after receipt by the Bank of notice from the Company of the effective Disposition Date: (a) the Bank may elect by notice to the Company to reduce the Commitment by an amount equal to 6.5% of the total dollar amount of any related payments of Net Proceeds Amount to Noteholders; and (b) the Company shall make any prepayment on the Revolver necessary to reduce the OPB to no more than the revised Commitment.
Section 7.AFFIRMATIVE COVENANTS. From the Execution Date until the Closing and thereafter as long as any of the Obligation or Commitment is outstanding, the Company agrees that:

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Section 7.1Laws. Without limiting Section 8.4, the Company shall, and shall cause each of its Subsidiaries to, comply with all Laws to which each of them is subject, including ERISA, Environmental Laws, the USA PATRIOT Act and the other Laws referred to in Section 4.15, and obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective Properties or conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such Laws or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 7.2Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective Properties and businesses against casualties and contingencies of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the Water Business or a similar business and similarly situated, other than any failure to maintain such insurance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 7.3Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective Properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 7.3 shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its Properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 7.4Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges or levies imposed on them or any of their Properties, income or franchises, to the extent the same have become due and payable and before they become delinquent, and all claims for which sums have become due and payable that have or might become a Lien on Properties of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if: (a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in Good Faith and appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary; or (b) the nonfiling or nonpayment, as the case may be, of all such taxes, assessments, charges, levies and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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Section7.5Corporate Existence. Subject to Section 8.2, the Company will at all times preserve and keep its corporate existence in full force and effect. Subject to Sections 8.2 and 8.8, the Company will at all times preserve and keep in full force and effect the corporate, limited liability company or other applicable existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the Good Faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.
Section 7.6Books and Records. The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and in conformity in all material respects with all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be. The Company will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect in all material respects all transactions and dispositions of assets. The Company and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each of its Subsidiaries to, continue to maintain such system.
Section 7.7Subsidiary Guarantors. Subject to Section 8, the Company will cause each of its Subsidiaries (except for any Foreign Subsidiary or Foreign Holding Company) that guarantees or otherwise becomes liable at any time, whether as a borrower or additional or co-borrower or otherwise, for or in respect of any Indebtedness under the Term Note Facility or any Material Credit Facility to concurrently therewith:
(a)enter into an agreement in form and substance satisfactory to the Bank providing for the guaranty by such Subsidiary, on a joint and several basis with all other such Subsidiaries, of (i) the prompt payment in full when due of all amounts payable by the Company pursuant to the Revolver Note (whether for principal, interest or otherwise) and this Agreement, and the Notes if elected by the Company or required by the Noteholders, including all indemnities, fees and expenses payable by the Company thereunder, and (ii) the prompt, full and faithful performance, observance and discharge by the Company of each and every covenant, agreement, undertaking and provision required pursuant to the Revolver Note or this Agreement to be performed, observed or discharged by it;
(b)deliver the following to the Bank (i) an executed counterpart of such Subsidiary Guaranty, (ii) a certificate signed by an authorized officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 4.1, 4.2, 4.6, 4.7, 4.10 and 4.11 of this Agreement (but with respect to such Subsidiary and such Subsidiary Guaranty rather than the Company), (iii) all documents reasonably requested by the Bank to evidence the due organization, continuing existence and good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Subsidiary Guaranty and the performance by such Subsidiary of its obligations

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thereunder, and (iv) an opinion of counsel reasonably satisfactory to the Bank covering such matters relating to such Subsidiary and such Subsidiary Guaranty as the Bank may reasonably request; and
(c)at the election of the Company and by notice to the Bank, any Subsidiary Guarantor may be discharged from its obligations under its Subsidiary Guaranty and be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the Bank, provided that (i) if such Subsidiary Guarantor is a guarantor or otherwise liable for or in respect of the Term Note Facility and/or any Material Credit Facility, then such Subsidiary Guarantor shall have been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under its Subsidiary Guaranty) from its liability for or in respect of all such Indebtedness, (ii) at the time of, and after giving effect to, such release and discharge, no Default or Event of Default shall be existing, (iii) no amount is then due and payable under such Subsidiary Guaranty, (iv) if in connection with such Subsidiary Guarantor being released and discharged from any Indebtedness described in the preceding clause (i) any fee, debt repayment or other consideration is given or paid to any holder of such Indebtedness, the Bank may elect to receive equivalent pro-rata consideration substantially concurrently therewith, and (v) the Company shall simultaneously provide to the Bank a certificate of a Responsible Officer certifying as to the matters set forth in the preceding clauses (i) through (iv). In the event of any such release, for purposes of Section 8.7, all Indebtedness of such Subsidiary shall be deemed to have been incurred concurrently with such release. If the Bank makes an election pursuant to the preceding clause (iv), the Bank shall reduce the Commitment by an amount not exceeding the consideration received by it, and the Company shall make any principal payment on the Revolver necessary to assure the OPB does not exceed the reduced Commitment.
Section 7.8Collateral. The Company shall take all actions necessary to insure that the Collateral Agent, on behalf of the Secured Parties, has and continues to have in all relevant jurisdictions duly and validly created, attached, perfected and enforceable first priority Liens on all Collateral. The Company shall cause the Obligation to constitute direct senior secured obligations of the Company and to be senior in right of payment and to rank senior in right of security with respect to all Collateral granted in the Security Documents to all other Indebtedness of the Company; provided, however, if the Company incurs Indebtedness permitted hereunder (including the Term Note Facility) such Indebtedness may be secured equally and ratably with the Indebtedness evidenced by the Revolver Note pursuant to documentation reasonably acceptable to the Bank in substance and form, including an intercreditor agreement and opinions of counsel to the Company and/or any such Subsidiary, as the case may be.
Section 8.NEGATIVE COVENANTS. From the Execution Date until the Closing and thereafter as long as any of the Obligation or Commitment is outstanding, the Company agrees that:
Section 8.1Transactions with Affiliates. The Company will not and will not permit any Subsidiary to enter into directly or indirectly any transaction or group of related transactions (including the purchase, lease, sale or exchange of Property or rendering of any service) with any

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Affiliate (other than the Company or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and on fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.
Section 8.2Merger; Consolidation. The Company will not, nor will it permit any Subsidiary Guarantor to, consolidate or merge with any other Person or Transfer all or substantially all of its assets in a single transaction or series of transactions to any Person unless:
(a)the successor formed by such consolidation or survivor of such merger or Person acquiring such assets, as the case may be, shall be a solvent corporation, limited partnership or limited liability company organized and existing under the laws of the United States or state thereof (including the District of Columbia), and, if the Company or such Subsidiary Guarantor is not such a corporation, limited partnership or limited liability company (i) such corporation, limited partnership or limited liability company (if it involves the Company) shall have executed and delivered to the Bank its assumption of the due and punctual performance and observance of each covenant and agreement of the Company under the Revolver Documents or (if it involves a Subsidiary Guarantor) shall have executed and delivered to the Bank its assumption of the due and punctual performance and observance of each covenant and condition of the Subsidiary Guaranty, and (ii) in either case, such corporation, limited partnership or limited liability company shall have caused to be delivered to the Bank an opinion of independent counsel reasonably satisfactory to the Bank to the effect that all documentation effecting such assumption is enforceable in accordance with its terms;
(b)each Obligor under any Subsidiary Guaranty or Security Document outstanding when such transaction or each transaction in such a series of transactions occurs reaffirms its obligations under the Revolver Documents and the Bank’s Liens on the Collateral in writing at such time pursuant to documentation reasonably acceptable to the Bank; and
(c)immediately before and immediately after giving effect to such transaction or each transaction in any such series of transactions, no Default or Event of Default shall have occurred and be continuing.
No such Transfer shall have the effect of releasing any Obligor or Collateral that shall theretofore have become such in the manner prescribed in this Section 8.2 from its liability under any Revolver Document.
Section 8.3Business. The Company will not and will not permit any Subsidiary to engage in any business other than the Water Business.
Section 8.4Anti-Terrorism Law.
(a)Bank hereby notifies the Company and any Related Party that, pursuant to the requirements of the USA Patriot Act, Bank may be required to obtain, verify and record information that identifies the Company and any Related Party, which information may include the name and address of the Company and any Related Party and other information that will

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allow Bank to identify the Company and any Related Party in accord with the USA Patriot Act. The Company hereby agrees to take any action necessary to enable Bank to comply with the requirements of the USA Patriot Act.
(b)The Company covenants, represents and warrants as follows:
(i)Neither the Company nor any Related Party is or, to the best of Company’s knowledge, will be in violation of any Anti-Terrorism Law.
(ii)Neither the Company nor any Related Party is or, to the best of Company’s knowledge, will be a Prohibited Person.
(iii)Neither the Company nor any Related Party: (A) conducts any business or engages in any transaction or dealing with any Prohibited Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
(iv)Neither the Company nor any Related Party will engage in any of the activities described in (iii) of this subsection (b) in the future.
(v)The Company and each Related Party will ensure that the proceeds of the Indebtedness are not used to violate any foreign asset control regulations of OFAC or of any enabling statute or any Executive Order relating thereto.
(vi)The Company will deliver to Bank any certification or other evidence requested from time to time by Bank in its sole reasonable discretion, confirming the Company’s and any Related Party’s compliance with this Section.
(vii)The Company has implemented procedures, and will consistently apply those procedures while this Agreement is in effect, to ensure that the representations and warranties in this Section remain true and correct while this Agreement is in effect.
Section 8.5Limitation on Liens. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (on the happening of a contingency or otherwise) any Lien on or with respect to any Property (including any goods or accounts receivable) of the Company or any Subsidiary, now owned or held or hereafter created or acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:
(a)Liens for taxes, assessments or other governmental charges not yet due and payable or the payment of which is not at the time required by Section 7.4;

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(b)any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;
(c)Liens incidental to the conduct of business or the ownership of Properties (including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens for sums not yet due and payable or, if due and payable, which are being contested in Good Faith pursuant to appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP), and Liens to secure the performance of bids, tenders, leases or trade contracts, or to secure statutory obligations (including under workers compensation, unemployment insurance and other social security Laws), surety or appeal bonds or other Liens incurred in the ordinary course of business and not in connection with borrowing money;
(d)leases or subleases granted to others, easements, rights-of-way, licenses, encroachments, restrictions and similar charges or encumbrances, in each case incidental to the ownership of Property or ordinary conduct of business by the Company Group, or Liens incidental to minor survey exceptions and the like, provided that such Liens do not, in the aggregate, materially detract from the value of such Property;
(e)Liens securing Indebtedness of a Subsidiary to the Company;
(f)Liens existing as of the Closing reflected in Schedule 8.5;
(g)Liens incurred after the Closing to secure the purchase price or costs of acquiring, constructing or improving Property (other than accounts receivable or inventory) useful and intended to be used in carrying on the business of the Company or a Subsidiary, including Liens existing on such Property at the time of acquisition, construction or improvement thereof or Liens incurred within 365 days of such acquisition or completion of such construction or improvements, provided that (i) any such Lien shall attach solely to the Property acquired, constructed or improved; (ii) at the time of acquisition, construction or improvement of such Property (or, in the case of any Lien incurred within 365 days of such acquisition or improvement, at the time of the incurrence of the Indebtedness secured by such Lien), the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such Property, whether or not assumed by the Company or a Subsidiary, shall not exceed the lesser of (y) the cost of such acquisition, construction or improvements, or (z) the fair market value of such Property (as determined in Good Faith by one or more officers of the Company to whom authority to enter into the transaction has been delegated by the board of directors of the Company); and (iii) at the time of such incurrence and after giving effect thereto, no Default or Event of Default would exist;
(h)any Lien existing on Property of a Person immediately prior to its being consolidated with or merged into the Company or a Subsidiary or its becoming a Subsidiary, or any Lien existing on Property acquired by the Company or any Subsidiary at the time such Property is so acquired (whether or not the Indebtedness secured thereby is assumed), provided that (i) no such Lien shall have been created or assumed in contemplation of such consolidation

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or merger or such Person’s becoming a Subsidiary or such acquisition of Property, (ii) each such Lien shall extend solely to the Property so acquired and, if required by the instrument originally creating such Lien, other Property which is an improvement to or acquired for specific use in connection with such acquired Property, and (iii) at the time of such incurrence and after giving effect thereto, no Default or Event of Default would exist;
(i)any extension, renewal or replacement of any Lien permitted by the preceding Sections 8.5(e) through 8.5(h), provided that (i) no additional Property is encumbered by such Lien, (ii) the unpaid principal amount of the obligations secured thereby is not increased on or after the date of extension, renewal or replacement, and (iii) at such time and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;
(j)Liens relating to customary rights of setoff, revocation, refund or chargeback of financial institutions under deposit or similar agreements where the Company or its Subsidiary maintains deposits in the ordinary course of business;
(k)Liens securing the Revolver, Term Note Facility and Collateral Agency Agreement;
(l)Liens securing Indebtedness of the Company or any Subsidiary under any Material Credit Facility, provided that notwithstanding the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, secure pursuant to this Section 8.5(l) any Indebtedness under any Material Credit Facility unless and until the Revolver (and Term Note Facility) shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation reasonably acceptable to the Bank (and Collateral Agent and any required Noteholders) in substance and in form, which may include an intercreditor agreement and opinions of counsel to the Company and/or any such Subsidiary, as the case may be, reasonably acceptable to the Bank, Collateral Agent and any required Noteholders; and
(m)other Liens securing Indebtedness of the Company Group not otherwise permitted by Sections 8.1(a) through 8.1(l), provided that Priority Debt shall not at any time exceed 5% of Consolidated Assets (determined as of the end of the then most recently ended Fiscal Quarter), provided further that notwithstanding the foregoing the Company shall not, and shall not permit any Subsidiary to, secure pursuant to this Section 8.5(m) any Indebtedness outstanding under or pursuant to any Material Credit Facility unless and until the Revolver (and Term Note Facility) shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation acceptable to the Bank (and Collateral Agent and any required Noteholders) in substance and form, including an intercreditor agreement and opinions of counsel to the Company and/or any such Subsidiary, as the case may be, reasonably acceptable to the Bank.
Section 8.6Debt Service Coverage Ratio. The Company will not permit the ratio of Consolidated EBITDA to Consolidated Debt Service for any period of four consecutive Fiscal Quarters ended or ending on or after December 31, 2019, to be less than 1.10 to 1.00.

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Section 8.7Priority Debt. The Company will not at any time permit the aggregate amount of all Priority Debt to exceed 5.0% of Consolidated Assets (Consolidated Assets to be determined as of the end of the then most recently ended Fiscal Quarter).
Section 8.8Transfer of Assets. The Company will not, nor permit any Subsidiary to, Transfer any Property to any other Person except:
(a)Transfers of (i) inventory or similar Property in the ordinary course of business, (ii) used, worn-out, obsolete or surplus Property no longer used or useful in the business of the Company Group (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or used or useful in the Water Business), and (iii) cash and cash equivalents;
(b)Transfers of Property to the extent such Property is exchanged for credit against the purchase price of similar replacement Property, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement Property;
(c)Transfers of Property (i) between Obligors, and (ii) between Subsidiaries that are not Subsidiary Guarantors;
(d)the issuance of Equity Interests by the Company or by any Subsidiaries to the Company or to any Subsidiary Guarantor;
(e)the granting of Liens not prohibited by Section 8.5;
(f)leases or subleases or licenses or sublicenses in the ordinary course of business to third Persons not interfering in any material respect with the business of the Company Group;
(g)any Transfer of Property that, with all other Property of the Company Group previously Transferred pursuant to this Section 8.8(g) during (i) the four Fiscal Quarter period ending with the Fiscal Quarter in which such Transfer occurs, do not represent more than 10% of Consolidated Assets on the last day immediately prior to the Fiscal Quarter in which such determination is made, or (ii) during the period beginning on the Execution Date and continuing through the date of such Transfer, do not represent more than 20% of Consolidated Assets on the last day of the Fiscal Quarter ending immediately prior to the Fiscal Quarter in which such determination is made.
To the extent the Net Proceeds Amount with respect to any Transfer to a Person (other than an Affiliate or Subsidiary) is applied to Senior Indebtedness or a Property Reinvestment Application within one year after such disposition, then such Transfer (or, if less than all such Net Proceeds Amount is applied as contemplated above, the pro rata percentage thereof corresponding to the Net Proceeds Amount so applied), only for the purpose of determining compliance with Section 8.8(g) as of any date, will not be an asset disposition.

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Section 8.9Restricted Payments. The Company will not declare or make or incur any liability to declare or make any Restricted Payment unless at such time and immediately after giving effect to such action: (a) no Default or Event of Default would exist; and (b) (i) during the period from the Execution Date until the Fiscal Quarter ending June 30, 2021, the ratio of Consolidated EBITDA to Consolidated Debt Service at the end of each of the four consecutive Fiscal Quarters most recently ended (calculated in each such case based on the four consecutive Fiscal Quarters then ended) is not less than 1.25:1.00, (ii) during the period from the Fiscal Quarter ending June 30, 2021, until the Fiscal Quarter ending March 31, 2024 (the ratio of Consolidated EBITDA to Consolidated Debt Service at the end of each of the four consecutive Fiscal Quarters most recently ended (calculated in each such case based on the four consecutive Fiscal Quarters then ended) is not less than 1.20:1.00.
Section 8.10Restrictive Agreements. No member of the Company Group will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on the ability of any Subsidiary to pay dividends or make other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Company or any other Subsidiary or to guaranty the Indebtedness of the Company or any Subsidiary.
Section 9.EVENTS OF DEFAULT. An “Event of Default” will exist if any of the following conditions or events occurs and is continuing:
(a)the Company defaults in the payment of any OPB when due and payable, whether at Maturity or any other date fixed for payment by declaration or otherwise; or
(b)the Company defaults in the payment of any interest accrued on the Revolver for more than five Business Days after such interest becomes due and payable; or
(c)the Company defaults in the performance of or compliance with any term contained in Section 5.1(b) or (d) or Sections 8.1, 8.2, 8.5, 8.6, 8.7, 8.8, 8.9 or 8.10; or
(d)any Obligor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 9(a), (b) and (c)) or in any other Revolver Document and such Default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such Default, and (ii) the Company receiving notice of such Default from the Bank (any such notice to be identified as a “Notice of Default” and to refer to this Section 9(d)); or
(e)(i) any representation or warranty in writing by or on behalf of the Company or by any officer of the Company in any Revolver Document or writing furnished in connection with the transactions contemplated hereby is false or incorrect in any Material respect on the date as of which made, or (ii) any representation or warranty in writing by or on behalf of any Subsidiary Guarantor or by any officer of such Subsidiary Guarantor in any Revolver Document or writing furnished in connection with any such Revolver Document is false or incorrect in any Material respect on the date as of which made; or

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(f)the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $15,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $15,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $15,000,000, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; or
(g)the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or similar Law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or any substantial part of its Property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes action for the purpose of any of the foregoing; or
(h)a Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or any substantial part of its Property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition is filed against the Company or any of its Subsidiaries and not dismissed within 60 days; or
(i)any proceeding (judicial or administrative) shall be commenced against the Company or any Related Party, or with respect to any of their assets, which would reasonably be expected to have a Material Adverse Effect; or a judgment or settlement shall be entered or agreed to in any such proceeding which would reasonably be expected to have a Material Adverse Effect on the ability of the Company to repay the Indebtedness; or any garnishment, summons, writ of attachment, citation, levy or the like is issued against or served upon Bank for the attachment of any property of the Company or any Related Party in Bank’s possession or control; or

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(j)if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed an amount that could reasonably be expected to have a Material Adverse Effect, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in the preceding clauses (i) through (vi), individually or with any other such event or events, could reasonably be expected to have a Material Adverse Effect. As used in this Section 9(j), the terms “employee benefit plan” and “employee welfare benefit plan” have the meanings assigned in section 3 of ERISA; or
(k)any Subsidiary Guaranty shall cease to be in full force and effect, any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of any Subsidiary Guaranty, or the obligations of any Subsidiary Guarantor under any Subsidiary Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Subsidiary Guaranty; or
(l)any Security Document ceases to give the Collateral Agent a perfected first priority Lien in any of the Collateral purported to be covered thereby for any reason; or any Security Document, at any time after its execution and delivery and for any reason, ceases to be in full force and effect; or any Obligor contests in writing the validity or enforceability of any Security Document; or any Obligor denies in writing that it has any further liability or obligation under any Security Document or purports to revoke, terminate or rescind any Security Document, other than, for each of the foregoing, as expressly permitted hereunder or thereunder (including by amendment, waiver and/or consent) or satisfaction in full of the Obligation; or
(m)the Company or any Subsidiary fails to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations for any Utility Subsidiary as would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 10.REMEDIES ON DEFAULT.
Section 10.1Acceleration; Commitment.

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(a)If an Event of Default with respect to the Company described in Section 9(g) or 9(h) (other than an Event of Default described in Section 9(g)(i) or described in Section 9(g)(vi) by virtue of the fact that such clause encompasses Section 9(g)(i)) has occurred, all of the Obligation then outstanding shall automatically become immediately due and payable.
(b)If any other Event of Default has occurred and is continuing, the Bank may at any time at its option, by notice to the Company, declare all the Obligation then outstanding to be immediately due and payable.
(c)If any Event of Default exists, the Bank may at its option permanently terminate the Commitment.
Upon the Revolver becoming due and payable under this Section 10.1, whether automatically or by declaration, the Revolver Note will forthwith mature and the entire OPB, plus all accrued and unpaid interest thereon (including interest accrued at the Default Rate), will be immediately due and payable, without presentment, demand, protest or further notice, all of which are hereby waived.
Section 10.2Other Remedies. If any Default or Event of Default exists, the Bank may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of, or for an injunction against a violation of, any Revolver Document, or in aid of the exercise of any power granted therein or by Law or otherwise.
Section 10.3Rescission. At any time after the Revolver has been declared due and payable pursuant to Section 10.1(b) or the Commitment has been terminated pursuant to Section 10.1(c), the Bank, by notice to the Company, may rescind and annul any such declaration and its consequences. No rescission and annulment under this Section 10.3 will affect any subsequent Event of Default or Default or impair any right consequent thereon.
Section 10.4Waivers; Election of Remedies; Expenses. No course of dealing and no delay on the part of the Bank in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice the Bank’s rights, powers or remedies. No right, power or remedy conferred by any Revolver Document on the Bank shall be exclusive of any other right, power or remedy now or hereafter available at Law, in equity or otherwise. Without limiting the obligations of the Company under Section 11, the Company shall pay to the Bank on demand such further amount as shall be sufficient to cover all reasonable out of pocket costs and expenses of the Bank incurred in any enforcement or collection under this Section 10, including reasonable attorneys’ fees, expenses and disbursements.
Section 11.TRANSACTION EXPENSES. Whether or not any transactions contemplated hereby are consummated, the Company will pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by each Holder in connection with such transactions and any amendments, waivers or consents under or in respect of any Revolver Document (whether or not such amendment, waiver or consent becomes effective), including the costs and expenses: (a) incurred in enforcing or defending (or determining whether or how to

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enforce or defend) any rights under any Revolver Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with any Revolver Document, or by reason of being a Holder; and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the Revolver. The Company shall pay, and save the Bank and each other Holder harmless for, from and against all claims in respect of any fees, costs or expenses of brokers and finders (other than any retained by the Bank in connection with its acquisition of the Revolver Note). The obligations of the Company under this Section 11 will survive the payment or transfer of the Revolver Note, the enforcement, amendment or waiver of any provision of the Revolver Document, and the termination of this Agreement.
Section 12.SURVIVAL; INTEGRATION. All representations and warranties herein, which are made only as of the date hereof and the Closing, will survive the execution and delivery of this Agreement and the Revolver Note and payment of the Revolver, and may be relied on by any Holder, regardless of any investigation at any time by or on behalf of the Bank or any other Holder. All statements contained in any certificate or otherwise delivered by or on behalf of any Obligor pursuant to this Agreement will be representations and warranties of the Company under this Agreement. The Revolver Documents embody the entire agreement of the Parties (and Subsidiary Guarantors) at the Closing and supersede all prior agreements relating to the Revolver.
Section 13.AMENDMENT; WAIVER.
Section 13.1Amendments. The Revolver Documents may be amended, and the observance of any term thereof waived (either retroactively or prospectively), only with the consent of the Parties and any Subsidiary Guarantors party thereto (or, in the case of the Collateral Agency Agreement, as provided therein).
Section 13.2Solicitation of Bank. The Company will provide the Bank sufficient information, sufficiently far in advance of the date a decision is required, to enable the Bank to make an informed decision with respect to any proposed amendment, waiver or consent in respect of any Revolver Document.
Section 13.3Binding Effect. Any amendment or waiver consented to as provided in this Section 13 or any other Revolver Document applies to the Bank and any subsequent Holder and is binding on them and the Company. No such amendment or waiver will extend to or affect any Obligation, Default or Event of Default not expressly amended or waived or impair any related right. No course of dealing between any of the Obligors and the Bank or any subsequent Holder and no delay in exercising any rights under any Revolver Document shall operate as a waiver of any such rights.
Section 14.NOTICES. Except to the extent provided in Section 5.4, all notices, requests, approvals, declarations, waivers, amendments and other communications hereunder shall be in writing and sent by: (a) facsimile or electronic mail if the sender on the same day sends a confirming copy of such item by a nationally recognized overnight delivery service (charges

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prepaid); (b) registered or certified mail with return receipt requested (postage prepaid); (c) a nationally recognized overnight delivery service (with charges prepaid); or (d) hand delivery. Any such item must be sent: (a) if to the Bank or any subsequent Holder, to The Northern Trust Company, Attention: Credit Administration Team, IL-CD-BB-11, 50 South LaSalle, Chicago, IL 60603, with a copy to the Bank’s address or number on page 1 or at such other address as has been specified to the Company; or (b) if to any of the Obligors to the Company at its address or number on page 1 to the attention of Michael J. Liebman, Chief Financial Officer, or at such other address as the Company has specified to the Bank. Notices under this Section 14 will be effective when received.
Section 15.REPRODUCTION. This Agreement and all documentation relating thereto, including (a) consents, waivers and modifications hereafter executed, (b) documentation received at Closing, and (c) financial statements, certificates and other information previously or hereafter furnished to the Bank, may be reproduced by the recipient by any photographic, photostatic, electronic, digital or similar process and the recipient may destroy any original so reproduced. To the extent permitted by applicable Law, any such reproduction will be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence or such reproduction was made in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction will likewise be admissible in evidence. This Section 15 will not prohibit any Party from contesting any such reproduction to the extent it could contest the original or introducing evidence of the inaccuracy of any such reproduction.
Section 16.CONFIDENTIAL INFORMATION. For purposes of this Section 16, “Confidential Information” means information delivered to the Bank by or on behalf of the Company Group in connection with the transactions contemplated by this Agreement and/or that is proprietary in nature and was clearly marked, labeled or otherwise adequately identified when received by the Bank as being confidential information of the Company Group, provided that such term does not include information that: (a) was publicly known or otherwise known to the Bank prior to such disclosure; (b) subsequently becomes publicly known through no act or omission by the Bank or any Person acting on the Bank’s behalf; (c) otherwise becomes known to the Bank other than through disclosure by the Company or any Subsidiary; or (d) constitutes financial information delivered to the Bank under Section 5.1 that is otherwise publicly available. The Bank will maintain the confidentiality of Confidential Information in accordance with procedures adopted by the Bank in Good Faith to protect confidential information of third parties delivered to the Bank, provided that the Bank may deliver or disclose Confidential Information to: (i) its Affiliates and its and their respective directors, officers, employees, agents, attorneys, trustees and contracted personnel (to the extent such disclosure reasonably relates to the administration of the Revolver and such recipient agrees to hold confidential the Confidential Information substantially in accordance with this Section 16); (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 16; (iii) any other Holder; (iv) any institutional investor to which it sells or offers to sell the Revolver Note or any part thereof or participation therein (if such Person agrees in writing prior to its receipt of such Confidential Information to be bound by this Section 16); (v) any Person from which it offers to purchase any Security of the Company (if such Person agrees in writing prior to its receipt of such Confidential Information to

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be bound by this Section 16); (vi) any federal or state regulatory authority having jurisdiction over the Bank; or (vii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any Law applicable to the Bank; (x) in response to any legal process, (y) in connection with any litigation to which the Bank is a party, or (z) if an Event of Default has occurred and is continuing, to the extent the Bank may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of rights and remedies under any Revolver Documents. Notwithstanding the foregoing, if such Holder is compelled to disclose Confidential Information pursuant to clause (vii)(w) (except where disclosure of the purchase of the Revolver is to be made to any supervisory or regulatory body during the normal course of that body’s exercise of its regulatory or supervisory function over such Holder and consistent with such Holder’s usual practice), or clause (vii)(x) or (vii)(y), such Holder shall use its commercially reasonable efforts to give the Company prompt notice of such pending disclosure provided that the failure to provide such notice will not constitute a violation of this Agreement. Each Holder, by its acceptance of the Revolver Note, will have agreed to be bound by and entitled to the benefits of this Section 16 as though it were a named Party. On reasonable request by the Company in connection with the delivery to any Holder of information required to be delivered to such holder under this Agreement or requested by such Holder, such Holder will enter into an agreement with the Company embodying this Section 16. If as a condition to receiving access to information relating to the Company Group in connection with the transactions contemplated by this Agreement, any Holder is required to agree to a confidentiality undertaking (whether through a secure website, secure virtual workspace or otherwise) different from this Section 16, this Section 16 shall not be amended thereby and, as between such Holder and the Company, this Section 16 will supersede any such other confidentiality undertaking.
Section 17.MISCELLANEOUS.
Section 17.1Successors and Assigns. All agreements in any relevant Revolver Documents by or on behalf of any Obligor or the Bank will bind and inure to the benefit of their respective successors and assigns (including any subsequent Holder) whether so expressed or not.
Section 17.2Accounting Terms. Accounting terms used herein but not defined in this Agreement have the meanings given to them in accordance with GAAP. Except as otherwise specifically provided herein: (a) all computations made pursuant to this Agreement shall be made in accordance with GAAP; and (b) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement, any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement, or any similar accounting standard) will be disregarded and such determination made as if such election had not been made. If any computation of any financial ratio or requirement in this Agreement would be affected solely by any change in GAAP and the Company or Bank requests, the Parties, shall, at no cost to the Company (other than payment obligations pursuant to Section 11), negotiate in Good Faith to amend such ratio or requirement

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to preserve the original intent thereof in light of such change, provided that, until so amended: (i) such ratio or requirement shall be computed in accordance with GAAP prior to such change; and (ii) the Company shall provide to Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement before and after giving effect to such change in GAAP.
Section 17.3Severability. Any provision of any Revolver Document that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by Law) not invalidate or render unenforceable such provision in any other jurisdiction.
Section 17.4Construction. Each covenant herein shall be construed (absent express provision to the contrary) as independent of each other covenant herein, so that compliance with any one covenant will not (absent such an express provision) excuse compliance with any other covenant. Where any provision refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision apply whether such action is taken directly or indirectly by such Person.
Section 17.5Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original but all of which together will constitute one agreement. Each counterpart may consist of a number of copies hereof, each signed by fewer than all, but together signed by both, Parties.
Section 17.6Law. Except to any extent otherwise provided in the Collateral Agency Agreement, this Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the law of the State of Arizona excluding choice of law principles of the Law of such state that would permit the application of the Law of a jurisdiction other than such state.
Section 17.7Jurisdiction and Process; Jury Trial.
(a)Except to any extent otherwise provided in the Collateral Agency Agreement, the Company irrevocably submits to the non-exclusive jurisdiction of any Arizona state or federal court sitting in Maricopa County, Arizona, over any suit, action or proceeding arising out of or relating to any of the Revolver Documents. To the fullest extent permitted by Law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(b)Nothing in this Section 17.7 shall affect the right of any Holder to serve process in any manner permitted by Law, or limit any right that any Holder may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

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(c)THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE REVOLVER NOTE OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.
Section 17.8Collateral Account. Company has established with Bank Company’s deposit account, with the last four digits of such account number being 3138 (the “Collateral Account”). At the end of every Fiscal Quarter, all Consolidated Net Income shall be deposited in the Collateral Account.
Section 17.9No Punitive Damages. NO PARTY HERETO MAY SEEK OR RECOVER PUNITIVE DAMAGES IN ANY PROCEEDING BROUGHT UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK TO PROVIDE THE REVOLVER.
Section 17.10Telephonic Instructions; Authorization to Record Phone Calls. BANK AT ITS OPTION MAY MAKE LOANS HEREUNDER UPON TELEPHONIC INSTRUCTIONS AND IN SO DOING SHALL BE FULLY ENTITLED TO RELY SOLELY UPON INSTRUCTIONS, INCLUDING INSTRUCTIONS TO MAKE TRANSFERS TO THIRD PARTIES, REASONABLY BELIEVED BY BANK TO HAVE BEEN GIVEN BY AN AUTHORIZED PERSON, WITHOUT INDEPENDENT INQUIRY OF ANY TYPE. FOR ITSELF AS WELL AS ANY RELATED PARTY AND ANY AGENT, DIRECTOR, EMPLOYEE, MANAGER, MEMBER, OFFICER, OR PARTNER OF COMPANY, AS APPLICABLE, COMPANY IRREVOCABLY CONSENTS TO BANK’S RECORDING OF ANY TELEPHONE CONVERSATION PERTAINING TO LOANS UNDER THIS AGREEMENT.
* * * * *

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THE NORTHERN TRUST COMPANY  GLOBAL WATER RESOURCES, INC.

By: /s/ Orlando Castaneda    By: /s/ Michael J. Liebman
        Orlando Castaneda    Michael J. Liebman
        Vice President     Senior Vice President, Chief
              Financial Officer and Secretary

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DEFINED TERMS
As used herein (or in any other Revolver Document, unless otherwise defined therein) the term:
“Affiliate” means, at any time with respect to any Person, any other Person that then directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and with respect to the Company includes any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of Equity Interests of the Company or any Subsidiary or any Person of which the Company Group and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any such class of Equity Interests. Unless the context otherwise clearly requires, reference to an “Affiliate” refers to an Affiliate of the Company.
“Agreement” means this Loan Agreement, including the Schedules hereto, as restated, supplemented and/or otherwise modified at any relevant time.
“Anti-Terrorism Laws” is defined in Section 4.15(c).
“Anti-Corruption Laws” is defined in Section 4.15(d).
“Availability Period” means the time commencing at the Closing and ending on the Maturity Date.
“Benchmark Discontinuance Event” has the meaning provided in the Revolver Note.
“Blocked Person” is defined in Section 4.15(a).
“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in Phoenix, Arizona are required or authorized to be closed.
“Canada Blocked Person” means: (a) a “terrorist group” as defined for the purposes of Part II.1 of the Criminal Code (Canada), as amended; or (b) a Person identified in or pursuant to (i) Part II.1 of the Criminal Code (Canada), as amended; or (ii) the Proceeds of Crime (Money Laundering) and Terrorist Finance Act, as amended or (iii) the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law), as amended or (iv) regulations or orders promulgated pursuant to the Special Economic Measures Act (Canada), as amended, the United Nations Act (Canada), as amended, or the Freezing Assets of Corrupt Foreign Officials Act (Canada), as amended, in any case pursuant to this clause (b) as a Person in respect of whose property or benefit a Holder would be prohibited from entering into or facilitating a related financial transaction.
“Canadian Economic Sanctions Laws” means those Laws, including enabling legislation, orders-in-council or other regulations administered and enforced by Canada or a political subdivision of Canada pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including Part II.1 of the Criminal Code (Canada), as amended, the Special Economic Measures Act (Canada), as amended, the Proceeds
SCHEDULE A-1
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of Crime (Money Laundering) and Terrorist Finance Act, as amended, the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law), as amended, the United Nations Act (Canada), as amended, the Export and Import Permits Act (Canada), as amended, and the Freezing Assets of Corrupt Foreign Officials Act (Canada), as amended, and including all regulations promulgated under any of the foregoing, or any other similar sanctions program or action.
“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and incurrence of a liability with GAAP.
“Change in Control” means any Person or related Persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act on the date hereof), other than William S. Levine and the Levine Family Members, shall have: (a) become the “beneficial owners” (as such term is used in Rule 13d-3 and Rule 13d-5 under the Exchange Act as in effect on the date hereof), directly or indirectly, of more than 50% of the total voting power of all common stock of the Company then outstanding and constituting Voting Stock; or (b) acquired after the date hereof (i) the power to elect, appoint or cause the election or appointment of at least a majority of the members of the board of directors of the Company, through beneficial ownership of the capital stock of the Company or otherwise, or (ii) all or substantially all of the Properties of the Company.
“CISADA” is defined in Section 4.15(a).
“Closing” is defined in Section 2.
“Closing Costs” means the initial transaction costs described in Section 11.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Collateral” means all “Collateral” described in any of the Security Documents.
“Collateral Account” is defined in Section 17.8.
“Collateral Agency Agreement” means a Second Amended and Restated Collateral Agency Agreement of even date herewith among the Collateral Agent and the Holder and Noteholders from time to time (as further amended, restated, supplemented, joined in and/or otherwise modified from time to time).
“Collateral Agent” means U.S. Bank National Association, in its capacity as Collateral Agent for the Holder and the Noteholders from time to time under the Security Documents, and any successor in such capacity appointed pursuant to the Collateral Agency Agreement.
“Commitment” means the obligation of the Bank to make advances from the Revolver pursuant to this Agreement, which at any time will be in the maximum amount of $10,000,000.00 less any prior reductions pursuant to Section 6.3 and/or 7.7.
SCHEDULE A-2
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“Company” means Global Water Resources, Inc., a Delaware corporation, or any successor that becomes such in the manner prescribed in Section 8.2.
“Company Group” means the Company and all Subsidiaries.
“Confidential Information” is defined in Section 16.
“Consolidated Assets” means, as of any date of determination, the total amount all assets of the Company Group, determined on a consolidated basis in accordance with GAAP.
“Consolidated Debt Service” means, for any period of time, the sum of: (a) Consolidated Interest Expense for such period; plus (b) all scheduled amortization payments of principal in respect of Indebtedness of the Company Group (including principal components of payments in respect of Capital Lease obligations) paid or payable during such period after eliminating offsetting debits and credits between the Company and its Subsidiaries and other items required to be eliminated in the preparation of consolidated financial statements of the Company Group in accordance with GAAP; plus (c) dividends, distributions or repurchases on or related to Equity Interests of the Company paid or payable during such period, in each case as of the date declared whether or not paid during any period.
“Consolidated EBITDA” means, for any period of time, Consolidated Net Income for such period plus, to the extent deducted in computing such Consolidated Net Income and without duplication: (a) depreciation, depletion and amortization expense for such period; (b) income tax expense for such period; (c) other non-cash charges net of non-cash income for such periods; and (d) Consolidated Interest Expense for such period all as determined in accordance with GAAP.
“Consolidated Interest Expense” means, for any period of time, the gross interest expense of the Company Group deducted in the calculation of Consolidated Net Income for such period less gross interest income for the Company Group, in each case determined on a consolidated basis in accordance with GAAP.
“Consolidated Net Income” means, for any period of time, the consolidated net income (or loss) of the Company Group for such period, determined on a consolidated basis in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Controlled Entity” means: (a) any Subsidiary of the Company and any of its or the Company’s respective Controlled Affiliates; and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.
“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or giving of notice or both, become an Event of Default.
“Default Period” means any time an uncured Event of Default exists.
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“Default Rate” means, subject to Section 12 of the Revolver Note, a per annum rate of interest equal to 5.00% per annum above the rate of interest otherwise owing.
“Disclosure Documents” is defined in Section 4.3.
“Disposition Date” means a Disposition Prepayment Date described in the Note Purchase Agreement.
“EDGAR” means the SEC’s Electronic Data Gathering Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.
“Environmental Laws” means any and all federal, state, local, and foreign statutes, Laws, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.
“Equity Interests” means, with respect to any Person, all shares of capital stock (including preferred stock) and/or membership interests of or in (or other ownership or profit interests in) such Person, all warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such securities, and all other ownership or profit interests owned by such Person (including partnership, member or trust interests therein), whether voting or nonvoting.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.
“Event of Default” is defined in Section 9.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Execution Date” is defined on page 1.
“Executive Order No. 13224” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001.
“Fiscal Quarter” means each of the four consecutive three-month periods comprising each Fiscal Year.
“Fiscal Year” means each calendar year ending on a December 31.
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“Foreign Holding Company” means a Person which has as its principal purpose, and substantially all of the assets of which consist of, holding (directly or indirectly) ownership interests in “controlled foreign corporations” (as defined in Section 957 of the Code) and/or other Foreign Holding Companies.
“Foreign Subsidiary” means a Subsidiary organized under the Laws of a jurisdiction other than the United States of America or a state thereof or the District of Columbia.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
“Global Water” means Global Water, LLC, a Delaware limited liability company, and its successors and assigns.
“Good Faith” has the meaning provided by Arizona Revised Statute § 47-1201 on the Execution Date.
“Governmental Authority” means: (a) the government of (i) the United States of America or any state or other political subdivision of either, or (ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any Properties of any of the Company Group; or (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.
“Guaranty” means, with respect to any Person, any obligation (except endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, distribution, dividend or obligation of any other Person in any manner, directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such indebtedness or obligation or any Property constituting security therefor; (b) to advance or supply funds (i) for the purchase or payment of such indebtedness, distribution, dividend or obligation, or (ii) to maintain any working capital or other balance sheet or income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness, distribution, dividend or obligation; (c) to lease or purchase property or services primarily for the purpose of assuring the owner of such indebtedness, distribution, dividend or obligation of the ability of any other Person to make payment of the indebtedness, distribution, dividend or obligation; or (d) otherwise to assure the owner of such indebtedness, distribution, dividend or obligation against loss in respect thereof. In any computation of the liabilities of the obligor under any Guaranty, the indebtedness, distribution, dividend or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor; provided that, the amount outstanding for purposes of this
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Agreement shall not exceed the lesser of (i) the maximum amount of indebtedness that is the subject of such Guaranty, and (ii) any stated maximum recourse amount of such Guaranty.
“Hazardous Materials” means all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.
“Holder” has the meaning provided by the Revolver Note.
“Indebtedness” with respect to any Person means at any time without duplication: (a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock; (b) its liabilities for the deferred purchase price of Property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including liabilities arising under any conditional sale or other title retention agreement with respect to any such Property); (c) all liabilities (i) appearing on its balance sheet in accordance with GAAP in respect of Capital Leases, and (ii) which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases; (d) all liabilities for borrowed money secured by any Lien with respect to any Property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by financial institutions (whether or not representing obligations for borrowed money); (f) the aggregate Swap Termination Value of all Swap Contracts of such Person; and (g) any Guaranty of such Person with respect to liabilities described in any of the preceding clauses (a) through (f). Indebtedness of any Person includes all obligations of such Person described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed extinguished under GAAP.
“Index Rate” means the Overnight LIBOR-Based Rate; provided that the Index Rate will be any relevant Replacement Benchmark upon the occurrence of a Benchmark Discontinuance Event.
“Late Charge” means a dollar amount equal to 5.0% of any Past Due Indebtedness.
“Law” means all United States (applicable to transactions in the State of Arizona) and Arizona laws, statutes, regulations, ordinances, rules, judgments, orders, decrees and other governmental restrictions (including any amendment or modification thereto) relating to or affecting the Revolver or any Revolver Documents.
“Levine Family Members” means: (a) the spouse of William S. Levine and each of his children and siblings; (b) the spouse and lineal descendants of any Person identified in the
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foregoing clause (a); (c) any trust or account primarily for the benefit of William S. Levine or any Person or Persons identified in the foregoing clauses (a) or (b); (d) any corporation, limited liability company, partnership or other entity in which William S. Levine or any of the Persons identified in the foregoing clauses (a), (b) or (c) are the beneficial owners of substantially all of the capital stock, membership interests, partnership interests or other Equity Interests and options or warrants to acquire, or securities convertible into, capital stock, membership interests, partnership interest, or other equity securities of an entity; and (e) the personal representative or guardian of William S. Levine or any of the Persons identified in the foregoing clauses (a) and (b) upon such Person’s death for purposes of the administration of such Person’s estate or upon such Person’s disability or incompetency for purposes of protection and management of the assets of such Person.
“LIBOR” means the London Interbank Offered Rate.
“LIBOR Banking Day” means a day for which a LIBOR Publisher publishes rates for overnight deposits in dollars in London.
“LIBOR Publisher” means ICE Benchmark Administration Limited or another source selected by Bank and believed by Bank to be widely used by commercial lenders to determine LIBOR.
“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, on or with respect to any Property of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).
“Material” means material in relation to the business, operations, affairs, financial condition, assets or prospects of the Company Group as a whole.
“Material Adverse Effect” means a Material adverse effect on the: (a) business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole; (b) ability of the Company to perform its obligations under this Agreement and the Notes; (c) ability of any Subsidiary Guarantor to perform its obligations under its Subsidiary Guaranty; or (d) the validity or enforceability of this Agreement, the Notes or any Subsidiary Guaranty.
“Material Credit Facility” means, as to any of the Company Group: (a) the Term Note Facility; (b) the Revolver; and (c) in addition to and not in place of (a) and (b), any other agreement entered into on or after the Closing creating or evidencing Indebtedness for borrowed money by any of the Company Group or in respect of which any of the Company Group is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $15,000,000.00 (or its equivalent in the currency of payment determined as of the closing of such Credit Facility based on the exchange rate of such currency), and if no Credit Facility equals or exceeds
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$15,000,000.00, then the largest Credit Facility other than the Term Note Facility which equals or exceeds the Revolver, will be a Material Credit Facility.
“Maturity Date” means the earliest of: (a) the Scheduled Maturity Date; (b) any Proposed Prepayment Date; or (c) any acceleration of the Revolver based on an Event of Default.
“Multiemployer Plan” means any Plan that is a “multiemployer plan” as such term is defined in section 4001(a)(3) of ERISA.
“Net Proceeds Amount” means, with respect to any Transfer by the Company or any Subsidiary, an amount equal to the difference of: (a) the aggregate consideration (valued at the fair market value thereof by the Company or such Subsidiary in Good Faith) received by the Company Group in respect of such Transfer; minus (b) all applicable taxes and all ordinary and reasonable out-of-pocket expenses incurred by the Company Group in connection with such Transfer.
“Noteholders” has the meaning provided in the Collateral Agency Agreement.
“Note Purchase Agreement” means the Note Purchase Agreement dated as of May 20, 2016, between the Company and Purchasers described therein, as modified by Amendment No. 1 dated as of December 19, 2017, Amendment No. 2 dated as of April 20, 2018, and as further modified, supplemented and/or restated at any relevant time.
“Notes” has the meaning provided by the Note Purchase Agreement.
“Obligation” means any debt, liability or obligation related to the Revolver and owed by any of the Obligors to the Holder (including to the Collateral Agent as agent for the Holder), of any kind or description (whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now or hereafter arising, including principal, interest, fees and expenses, payable or reimbursable by any of the Obligors pursuant to any of the Revolver Documents.
“Obligors” means the Company and Subsidiary Guarantors.
“OFAC” means the Office of Foreign Assets Control, United States Department of the Treasury.
“OFAC Sanctions Program” means any economic or trade sanction OFAC is responsible for administering and enforcing.
“Officer’s Certificate” means a certificate of a Senior Financial Officer or other officer of the Company whose responsibilities extend to the subject matter of such certificate.
“OPB” is defined in Section 6.1.
“Overnight LIBOR” means as of any day the offered rate for such day for overnight deposits in United States dollars in the London interbank market as determined and applied by
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Bank in accord with its customary practices based on information supplied directly or indirectly by a LIBOR Publisher (subject to such adjustments or corrections as Bank determines are appropriate, and provided that if such supplied rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement), for or as of the borrowing, maintenance or conversion date requested by Company or applicable hereunder, divided by one minus any applicable Reserve Requirement (expressed as a decimal) on Eurodollar deposits of the same amount and maturity as determined by Bank in its discretion. As to days which are not LIBOR Banking Days, Bank will determine and apply a rate in accord with its customary practices based on information supplied directly or indirectly as of a recent or subsequent date by a LIBOR Publisher (provided that if any such supplied rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement), subject to such adjustments or corrections as Bank determines are appropriate.
“Overnight LIBOR-Based Rate” has the meaning provided in the Revolver Note.
“Past Due Indebtedness” means any Obligation which the Company fails to pay to the Bank by the earlier of: (a) 15 days after the date such Obligation is due; or (b) the Maturity Date.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.
“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
“Preferred Stock” means any class of Equity Interests of a Person that is preferred over any other class of Equity Interests of such Person as to the payment of dividends, distributions or any amount upon liquidation or dissolution of such Person.
“Prime Based Rate” means, at any time, the Prime Rate minus 0.75% per annum; provided that the Prime Based Rate will never be less than 2.00%.
“Prime Rate” means the rate announced from time to time by Bank called its prime rate, which may or may not at any time be the lowest rate charged by Bank, provided that if such prime rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Changes in the rate of interest resulting from a change in the Prime Rate shall take effect on the date set forth in each announcement of a change in the Prime Rate.
“Priority Debt” means (without duplication), as of the date of any determination, the sum of: (a) all unsecured Indebtedness of Subsidiaries (including all Guaranties of Indebtedness of the Company but excluding (x) unsecured Indebtedness owed to any of the Company Group,
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and (y) all Subsidiary Guaranties and all unsecured Guaranties of Indebtedness of the Company by any Subsidiary which has also guaranteed the Revolver Note or the Notes); and (b) all Indebtedness of the Company and its Subsidiaries secured by Liens other than Indebtedness secured by Liens permitted by any of Sections 8.5(a) through 8.5(l).
“Prohibited Person” means: (i) a Person that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (iii) a Person with whom Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person who commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (v) a Person that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or at any replacement website or at any other official publication of such list; and (vi) a Person who is affiliated with a person described in clauses (i) – (v) above.
“Property” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“Property Reinvestment Application” means, with respect to any asset disposition, the application of the Net Proceeds Amount (or a portion thereof) with respect to such asset disposition to the acquisition by the Company Group of fixed or capital assets of the Company or any Subsidiary to be used in the business of such Person.
“Proposed Prepayment Date” has the meaning provided by Section 6.2(b).
“Rate Election Notice” has the meaning provided in the Revolver Note.
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as amended or supplemented from time to time.
“Related Document(s)” has the meaning provided in the Revolver Note.
“Related Party(ies)” means any Subsidiary Guarantor, any other Subsidiary, and, in addition as to the Company, to the extent applicable, any general or limited partner, controlling shareholder, joint venturer, member or manager, of the Company.
“Replacement Benchmark” has the meaning provided in the Revolver Note.
“Reserve Requirement” means the rate at which the Bank must maintain reserves (including any marginal, supplemental or emergency reserves) under Regulation D: (a) against “Eurocurrency Liabilities” (as such term is used in Regulation D); or (b) pursuant to Law against any category of (i) liabilities which includes deposits by reference to which the Applicable LIBOR Rate is to be determined pursuant to this Agreement, or (ii) extensions of credit or other assets which include loans the interest rate on which is determined on the basis of rates referred to in the definition of “Applicable LIBOR Rate”.
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“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.
“Restricted Payment” means any dividend or other distribution (in cash, securities or other Property) with respect to any Equity Interest of the Company or any Subsidiary, or any payment, other than balloon payments at final maturity (in cash, securities or other property), including any sinking fund or similar deposit, on account of the redemption, retirement, acquisition, cancellation or termination of any such Equity Interest or on account of any return of capital to any holder of any such Person’s Equity Interests.
“Revolver Documents” means at any time, this Agreement, the Revolver Note, the Subsidiary Guaranties, the Security Documents, and all other writings now or hereafter executed in connection with any of the foregoing, with any amendments, waivers and supplements thereto.
“Revolver” is defined in Section 1.
“Revolver Note” is defined in Section 1.
“Revolver Rate” means (at any time but subject to Section 12 of the Revolver Note) the Index Rate or Prime Based Rate as then determined pursuant to the Revolver Note; provided that the Revolver Rate will be the Default Rate during any Default Period.
“Scheduled Maturity Date” means April 30, 2022.
“SEC” means the Securities and Exchange Commission of the United States or any successor thereto.
“Secured Parties” means, subject to the Collateral Agency Agreement and at any time, the Collateral Agent as pari passu agent for: (a) the Holder; and (b) Noteholders from time to time.
“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.
“Securities Act” means the Securities Act of 1933, and rules and regulations promulgated thereunder, as from time to time in effect.
“Security Agreements” means the three Pledge and Security Agreements dated as of the Execution Date between the Company and the Collateral Agent, Global Water and the Collateral Agent, and West Maricopa and the Collateral Agent, in each case as supplemented, amended and restated or replaced from time to time.
“Security Documents” means: (a) the Collateral Agency Agreement; (b) the Security Agreements; and (c) other security documents entered into pursuant to Section 7.8 and any other security documents, financing statements and the like filed or recorded in connection with the foregoing.
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“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.
“Senior Indebtedness” means any Indebtedness of the Company or any Subsidiary owing to any Person other than the Company, a Subsidiary or an Affiliate and which is not expressed to be junior or subordinate to any other Indebtedness of the Company or any Subsidiary.
“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is to a Subsidiary of the Company.
“Subsidiary Guarantor” means each of Global Water, West Maricopa and any other Subsidiary that has executed and delivered a Subsidiary Guaranty pursuant to Section 7.7.
“Subsidiary Guaranties” means the Guaranty Agreements delivered by Global Water and West Maricopa at the Closing and any other guaranties delivered pursuant to Section 7.7(a).
“Swap Contract” means any: (a) interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including any options to enter into any of the foregoing); and (b) transactions of any kind, and related confirmations, subject to the terms and conditions of, or governed by any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.
“Swap Termination Value” means, with respect of any one or more Swap Contracts, after taking into account any enforceable netting agreement relating to such Swap Contracts: (a) for any date on or after the date such Swap Contract has been closed out and termination value determined, such termination value; and (b) for any date prior to the date referenced in clause (a), the amount determined as the mark-to-market values for such Swap Contract, as determined based on one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.
“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any Property: (a) accounted for as an operating lease under GAAP;
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and (b) in respect of which the lessee retains or obtains ownership of the Property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.
“Term Note Facility” (aka the “Private Placement Note Facility”) means the credit facility provided pursuant to the Note Purchase Agreement.
“Transfer” means, with respect to any Person, any transaction (including by merger, consolidation or disposition of all or substantially all such Person’s assets) in which such Person sells, conveys, transfers or leases (as lessor) any of its Property, including Subsidiary stock. “Transfer” includes the creation of minority interests in connection with any merger or consolidation involving a Subsidiary if the resulting entity is owned, directly or indirectly, by the Company in a proportion less than the proportion of ownership of such Subsidiary by the Company immediately preceding such merger or consolidation.
“UCC” means, with respect to any jurisdiction, the Uniform Commercial Code in effect in such jurisdiction.
“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time, and rules and regulations promulgated thereunder from time to time in effect.
“U.S. Economic Sanctions” is defined in Section 4.15(a).
“Utility Subsidiary” means each of the following Arizona limited liability companies Balterra Sewer LLC, Global Water-Picacho Cove Water Company, LLC, Global Water-Palo Verde Utilities Company, LLC, Global Water-Picacho Cove Utilities Company, LLC, Global Water-Santa Cruz Water Company, LLC, Hassayampa Utilities Company, LLC, Water Utility of Greater Tonopah, LLC, Water Utility of Northern Scottsdale, LLC, Eagletail Water Company, L.C., Global Water-Red Rock Utilities, LLC, Global Water-Turner Ranches Irrigation, LLC, and any successors at Law of each of the foregoing entities.
“Voting Stock” means, as of any date, the capital stock of the Company that is at the time entitled to vote in the election of the board of directors of the Company.
“Water Business” means the ownership, operation and management of water, wastewater and recycled water utilities, provided that the foregoing shall not prevent or restrict any of the Company Group from engaging in any business or activity reasonably related or ancillary to the Water Business.
“West Maricopa” means West Maricopa Combine, LLC, an Arizona limited liability company converted from West Maricopa Combine, Inc., an Arizona corporation, and its successors and assigns.
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“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the Equity Interests (except any directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

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MULTIPLE ADVANCE NOTE
        (GWRI Revolver)
Loan #3801730166-40001
Maximum Principal Amount:       Phoenix, Arizona
$10,000,000.00      Execution Date April ____, 2020

1. Promise to Pay; Acceptance. For Value Received, GLOBAL WATER RESOURCES, INC., a Delaware corporation (“Maker”), promises to pay to the order of THE NORTHERN TRUST COMPANY, an Illinois banking corporation (“Payee”), at its office at 2398 East Camelback Road, Suite 1100, Phoenix, Arizona 85016, or such other address as the holder of this Multiple Advance Note (this “Revolver Note”) at any given time (“Holder”) may designate by notice to Maker, in lawful money of the United States of America, the Maximum Principal Amount set forth above, or such lesser portion of the Revolver as may be advanced and outstanding, with interest and other amounts that are Maker’s Obligation under this Revolver Note and the other Revolver Documents. By its acceptance of this Revolver Note, Payee shall be deemed to have agreed and committed to make the Revolver available to Maker as outlined herein until the Scheduled Maturity Date unless and until any Default or Event of Default occurs, in which case Payee shall have no obligation whatsoever to make any advance from the Revolver or otherwise to extend credit to Maker. Payee shall have no obligation to give Maker or any other Person notice of the existence of any Default or Event of Default or of any decision not to make any advance from the Revolver or otherwise extend credit to Maker. Lender shall be deemed to have accepted this Revolver Note if and when it makes any advance from the Revolver.
2. Agreement. The proceeds of the Revolver evidenced by this Revolver Note will be advanced pursuant to a Loan Agreement of even date herewith between Maker and Payee (as restated, supplemented and/or modified at any relevant time the “Agreement”). Capitalized terms used in this Revolver Note and defined in the Agreement have, unless otherwise defined herein, the meanings provided by their definitions in the Agreement.
3. Interest and Fees.
(a) Revolver Rate. Interest will accrue on the outstanding unpaid principal balance of the Revolver from time to time (the “OPB”) at the Revolver Rate then in effect.
(b) Revolver Rate. Subject to subsections (i) and (ii) below, the Revolver Rate shall be the Index Rate.
(i)Notwithstanding any other provision hereof, if an Event of Default has occurred and is continuing the Company may not: (A) borrow funds at the Index Rate; or (B) maintain OPB at the Index Rate (such principal shall bear interest at the Default Rate).
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(ii)At the option of Maker, at any time after Holder provides notice to Maker of the occurrence of a Benchmark Discontinuance Event (defined below), Maker may elect to pay interest on the OPB at a rate per year equal to the Prime Based Rate.
(d) Effect of Benchmark Discontinuance Event. Notwithstanding anything to the contrary herein or in any Related Document, after Holder notifies Maker of the occurrence of a Benchmark Discontinuance Event, Holder may substitute the Applicable LIBOR Rate with an alternate benchmark rate, including any applicable Replacement Benchmark Spread (any such alternate benchmark rate, together with the Replacement Benchmark Spread, a “Replacement Benchmark”). The selection of the Replacement Benchmark will be determined by Holder in its sole discretion, giving due consideration to any evolving or then existing convention for similar U.S. Dollar denominated credit facilities, which may include any selection, endorsement or recommendation by a Relevant Governmental Body. For purposes hereof:
(i)“Applicable LIBOR Rate” means the LIBOR based rate (as calculated including the rate margin percentage set forth in the applicable LIBOR definition) in effect hereunder at the time of a Benchmark Discontinuance Event.
(ii)“Banking Day” means a day on which The Northern Trust Company is generally open for banking business at its main office in Phoenix, Arizona.
(iii)“Benchmark Discontinuance Event” means the occurrence of one or more of the following events with respect to LIBOR:
(A) a public statement or publication by a Relevant Government Body, by the regulatory supervisor or administrator of LIBOR, or by a court, insolvency official or other entity with jurisdiction over the administrator of LIBOR, announcing that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely; or
(B) a public statement or recommendation by a Relevant Government Body that LIBOR is no longer a representative benchmark in the U.S. loan market or that LIBOR should no longer be used; or
(C) Holder determines, giving due consideration to then-current market practices for similar U.S. Dollar denominated credit facilities, that new or amended bilateral loans are incorporating a replacement benchmark rate for LIBOR.
(iv)“Rate Margin” means two percent (2.00%).
(v)“Related Document(s)” means this Revolver Note as well as any note, agreement, guaranty, Swap Agreement, or other document or instrument
SCHEDULE 1-2
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previously, now or hereafter delivered to Holder in connection with this Revolver Note.
(vi)“Relevant Governmental Body” means the government of the United States of America or any court, governmental body or other regulator or agency asserting jurisdiction over Holder, the Federal Reserve Board, the Federal Reserve Bank of New York, or a committee endorsed or convened by any of the foregoing.
(vii)“Replacement Benchmark Spread” means, with respect to any replacement of LIBOR with an alternate benchmark rate for any applicable interest period, a spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) in each case giving due consideration to the rate margin percentage set forth in the applicable LIBOR definition as well as any evolving or then existing convention for similar U.S. Dollar denominated credit facilities for such adjustments, which may include any selection, endorsement or recommendation by the Relevant Governmental Body with respect to such facilities for the applicable alternate benchmark rate.
(e) Default Rate. The Revolver Rate will be the Default Rate during any Default Period.
(f) Computation. Interest at the Revolver Rate will be computed based on actual days elapsed and a year of 360 days. The Revolver Rate will change on the same day as any change in the applicable Index Rate or Prime Based Rate. Computations by Holder of the Revolver Rate will, absent manifest error, be binding on Maker.
4. Required Payments. Maker shall pay principal of and interest on the Revolver to Holder as follows:
(a) Periodic Interest. On or before the first day of each month, Maker shall pay to Holder all then accrued but unpaid interest on the Revolver. Maker agrees to pay interest on the unpaid principal amount from time to time outstanding hereunder at a rate per year equal to the “Overnight LIBOR-Based Rate,” which shall be equal to the greater of (A) two percent (2.00%) or (B) the sum of Overnight LIBOR plus the Rate Margin. Holder may, near the payment date, mail monthly statements to Maker on an estimated basis (e.g., assuming no later principal advances or payments or changes in the Revolver Rate) for interest accrued during any month, and any adjustment resulting from any later advance, payment or change will be properly reflected in the following statement.
(b) Mandatory Principal. Payments may be due on the OPB prior to the Scheduled Maturity Date pursuant to Sections 6.2, 6.3, 7.7 and/or 8 of the Agreement.
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(c) Maturity Date. All OPB, accrued but unpaid interest, and other amounts payable pursuant to the Revolver Documents will be due and payable by Maker to Holder on the Maturity Date.
(d) Time. Any payment otherwise due on a day which is not a Business Day may be made on the next succeeding Business Day. Any payment must be received by Holder in immediately available funds no later than 1:00 p.m. Phoenix, Arizona time to receive same day credit; any payment received thereafter will be considered made on the following Business Day.
(e) Auto Debit. Unless the Parties otherwise agree, payments to Holder pursuant to this Revolver Note shall be made by debits to a deposit account maintained by Maker with and designated to Payee. Maker shall assure that such account has sufficient collected credit balances to cover and pay those debits.
5. Application. Unless otherwise specifically designated in any Revolver Document, agreed in writing by the Parties or required by Law, all payments and other credits with respect to the Revolver will be applied: (a) first, to fees, charges and expenses then payable by Maker to Holder under any Revolver Documents; (b) second, to accrued and unpaid interest; and (c) third, to the OPB.
6. Late Charges. Holder may charge, and Maker shall pay to Holder on demand, a Late Charge based on the amount of any Past Due Indebtedness to compensate Holder for administrative expenses and other costs of delinquent payments, and not as a penalty. Maker’s payment of any such charge or any Default Rate interest will not excuse late payment or be a waiver of any right of Holder.
7. Default Interest. Upon an Event of Default, including failure to pay at the Maturity Date, or at any time Maker is more than 30 days delinquent in the payment of any money to Holder as required by any Revolver Document (whether or not Holder has given any notice or any cure period has expired), or if Holder is not timely provided financial information as required by Section 5 of the Agreement, then all amounts outstanding hereunder will thereafter bear interest at the Default Rate until paid. Maker acknowledges imposition of the Default Rate may result in the compounding of interest, and consents to such compounding.
8. Voluntary Prepayments. Maker may prepay (with notice to Holder) any of the OPB or any accrued interest on the Revolver, in whole or in part, at any time and from time to time, without penalty or prepayment charge.
9. Acceleration. If an uncured Event of Default exists, Holder may at its option declare all of the then unpaid Obligation to be immediately due and payable as provided in the Agreement, and such sum shall thereafter bear interest at the Default Rate until paid.
10. Remedies. The Obligation evidenced by this Revolver Note is secured by the Security Documents and guaranteed by the Subsidiary Guaranties. While any uncured Event of Default exists, Holder may, subject to the Collateral Agency Agreement, proceed against any Collateral and/or Obligor(s) and/or the Collateral Agent in such order and manner as Holder in
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its sole discretion may determine, provided that Holder will not be obligated to proceed against any Collateral or Person.
11. Taxes. If any payments are made from outside the United States, Maker shall not deduct any foreign taxes from such payments. If any such taxes are imposed on any such payments (including payments under this Section 11), Maker shall pay the taxes and also pay to Holder, at the time interest is paid, such additional amount as Holder may specify is necessary to preserve the after-tax yield Holder would have received if such taxes were not imposed. Maker shall confirm it has paid the taxes by giving Holder tax receipts within 30 days after the due dates. Payments by Maker to Holder shall be made without deduction of United States withholding or similar taxes. If Maker is required to pay United States withholding or similar taxes, Maker shall pay such taxes in addition to the other amounts due Holder. If Maker fails to make such tax payments when due, Maker shall indemnify Holder for, from and against any liability for such taxes, as well as for any related interest, additions or penalties asserted against or suffered by Holder with respect to such taxes.
12. Interest Limit. All interest and other charges, fees, other things of value and reimbursable costs Maker is or may become obligated to pay or reimburse to Holder in connection with the Revolver, and which constitute “interest” within the meaning of Arizona Revised Statutes Sections 44-1201 et seq., will be items of interest in addition to interest accrued at the Revolver Rate on the OPB, which Maker hereby contracts in writing to pay. If fulfillment of any provision of any Revolver Document would require Maker to pay amounts in excess of the maximum rate, if any, lawfully collectible under applicable Law, then the obligation of Maker to be fulfilled will be automatically reduced to require the payment of only the maximum amount lawfully collectible and any amount paid in excess of that amount will be applied to the OPB as of the date of payment without prepayment charge.
13. Time of Essence. Time is of the essence of this Revolver Note.
IN WITNESS WHEREOF, Maker has executed this Revolver Note as of the date first written above.
        GLOBAL WATER RESOURCES, INC.

        By /s/ Michael J. Liebman
             Michael J. Liebman, Senior Vice President,
Chief Financial Officer and Secretary

SCHEDULE 1-5
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MATTERS TO BE COVERED IN OPINION OF COUNSEL
Subject to customary assumptions, qualifications and limitations of counsel to the Company.
(1) Each relevant Obligor being duly formed, validly existing and in good standing and having requisite power and authority to obtain, guaranty and/or secure the Revolver and execute and deliver its Revolver Documents.
(2) Each Obligor being duly qualified and in good standing as a foreign corporation or limited liability company in appropriate jurisdictions.
(3) The Revolver Documents being legal, valid, binding and enforceable.
(4) No conflicts with charter documents, applicable Laws or material agreements.
(5) Any consents required to obtain the Revolver and execute and deliver the Revolver Documents having been obtained.
(6) No litigation questioning validity of documents, which shall be provided by negative assurance and not within a numbered opinion.
(7) No violation of Regulations T, U or X of the Federal Reserve Board.
(8) Company not an “investment company”, or a company “controlled” by an “investment company”, under the Investment Company Act of 1940, as amended.
(9) The Security Documents will create a valid, perfected, first priority (with the Collateral Agent) Lien in the Collateral in favor of the Collateral Agent for the holders of the Revolver Note and Notes from time to time.
SCHEDULE 3.4
4822-8704-7598

CORPORATE STRUCTURE
The following diagram sets forth the Company’s ownership structure at Closing:

Borrower
GWRS—NASDAQ
Global Water Resources, Inc.
(Delaware — 05/02/2008)
100%
GW, LLC
Global Water, LLC
(Delaware — 02/24/2005)
100%
Balterra Sewer, LLC[2]
(Arizona — 6/15/2005)
CP Water Company, LLC[3]
(Arizona — 05/31/1984)
Eagletail Water Company, LC[1]
(Arizona— 01/26/2000)
Hassayampa Utilities Company, LLC[2]
(Arizona — 07/06/2005)
Global Water — 303 Utilities Company, LLC[3]
(Arizona — 09/26/2007)
Global Water — Picacho Cove Utilities Company, LLC[2]
(Arizona — 05/31/2006)
Global Water — Picacho Cove Water Company, LLC[2]
(Arizona — 05/31/2006)
Global Water — Palo Verde Utilities Company, LLC[1]
(Arizona — 12/07/2005)
Global Water — Santa Cruz Water Company, LLC[1]
(Arizona — 12/07/2005)
Global Water — Turner Ranches Irrigation, LLC[1]
(Arizona — 03/30/2018)
Global Water — Red Rock Utilities, LLC[1]
(Arizona — 07/31/2002)
West Maricopa Combine, LLC
(Arizona — 05/08/1989)
Valencia Water Company, LLC[3]
(Arizona -- 08/10/1972)
Water Utility of Greater Buckeye, LLC[3]
(Arizona — 10/17/1983)
Water Utility of Greater Tonopah, LLC[1]
(Arizona—10/17/1983)
Water Utility of Northern Scottsdale, LLC[1]
(Arizona — 03/24/1999)
Willow Valley Water Co., LLC[3]
(Arizona — 06/02/1960)

[1] Regulated operating utility company.

[2] Regulated non-operating utility company.

[3] Non-operating subsidiary.

SCHEDULE 3.7
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DISCLOSURE DOCUMENTS
None.

SCHEDULE 4.3
(to Loan Agreement)
4822-8704-7598

ORGANIZATION AND OWNERSHIP OF SUBSIDIARIES; AFFILIATES
(i)

Company Name	State of Organization/ Incorporation	Percentage of Equity Interests Owned Directly or Indirectly by the Company
Balterra Sewer, LLC	Arizona	100%
Eagletail Water Company, L.C.	Arizona	100%
CP Water Company, LLC	Arizona	100%
Global Water – Picacho Cove Utilities Company, LLC	Arizona	100%
Global Water – 303 Utilities Company, LLC	Arizona	100%
Global Water – Palo Verde Utilities Company, LLC	Arizona	100%
Global Water – Picacho Cove Water Company, LLC	Arizona	100%
Global Water – Red Rock Utilities, LLC	Arizona	100%
Global Water – Santa Cruz Water Company, LLC	Arizona	100%
Global Water – Turner Ranches Irrigation, LLC	Arizona	100%
Global Water, LLC	Delaware	100%
Hassayampa Utilities Company, LLC	Arizona	100%
West Maricopa Combine, LLC	Arizona	100%
Valencia Water Company, LLC	Arizona	100%
Water Utility of Greater Buckeye, LLC	Arizona	100%
Water Utility of Greater Tonopah, LLC	Arizona	100%
Water Utility of Northern Scottsdale, LLC	Arizona	100%
Willow Valley Water Co., LLC	Arizona	100%
(ii) Other Affiliates.
Levine Investments Limited Partnership
(iii) Senior Officers and Directors.
Below is a list of the names and positions of the individuals who serve as our senior officers and directors as of the date of this Agreement.
Name      Position
Ron L. Fleming    Chairman of the Board, President and Chief
             Executive Officer
Richard M. Alexander    Director
Debra G. Coy     Director
Brett Huckelbridge    Director
William S. Levine    Director
David Rousseau    Director
David C. Tedesco    Lead Independent Director
Michael J. Liebman    Senior Vice President, Chief Financial Officer and Corporate Secretary
SCHEDULE 4.4
4822-8704-7598

RESTRICTIVE AGREEMENTS
• ACC Regulations, as defined in the Pledge and Security Agreements.
• Note Purchase Agreement.

SCHEDULE 4.4(D)
4822-8704-7598

FINANCIAL STATEMENTS
GWR Global Water Resources Corp. and Global Water Resources, Inc. Financial Statements for the Year Ended December 31, 2017.
GWR Global Water Resources Corp. and Global Water Resources, Inc. Financial Statements for the Year Ended December 31, 2018.
Global Water Resources, Inc. audited Financial Statements for the Year Ended December 31, 2017.
Global Water Resources, Inc., audited Financial Statements for the Year Ended December 31, 2018.
SCHEDULE 4.5
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EXISTING INDEBTEDNESS
The Indebtedness evidenced by the following:
1. Note Purchase Agreement, as amended.
2. Capital Lease obligations.
3. Secured Promissory Note dated January 25, 2006 by Eagletail Water Company, L.C. to Harquahala Valley Community Benefits Foundation.

SCHEDULE 4.14(A)
4822-8704-7598

FUTURE LIENS
None.

SCHEDULE 4.14(B)
4822-8704-7598

DEBT RESTRICTIONS
The following agreement, imposes restrictions on the incurrence of Indebtedness by the Company Group:
1. Note Purchase Agreement, as amended

SCHEDULE 4.14(C)
4822-8704-7598

EXISTING LIENS
Liens existing with Ford Motor Credit for vehicle leases.

4822-8704-7598